Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree and consent to the joint filing on behalf of each of them of a Statement on Schedule 13G filed on February 12, 2015 (including additional amendments thereto) with respect to the common shares, without par value, of TimkenSteel Corporation.  This Joint Filing Agreement shall be filed as Exhibit 99.1 to such Statement.

Dated:  February 12, 2015

TIMKEN FOUNDATION OF CANTON

By:	/s/ Jeffrey A. Halm
Name:	Jeffrey A. Halm
Title:	Executive Director

TRUSTEES

By:	/s/ Ward J. Timken
Name:	Ward J. Timken
Title:	Trustee

By:	/s/ Joy A. Timken
Name:	Joy A. Timken
Title:	Trustee

By:	/s/ W.R. Timken, Jr.
Name:	W.R.. Timken, Jr.
Title:	Trustee

By:	/s/ Ward J. Timken, Jr.
Name:	Ward J. Timken, Jr.
Title:	Trustee